EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-103671 of Accredited Home Lenders Holding Co. on Form S-8 of our report dated February 19, 2003 (March 18, 2003 as to Note 20), appearing in this Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2002.

Deloitte & Touche LLP

San Diego, California

March 28, 2003